BellRing Brands’ Executive Chairman Rob Vitale to Take Medical Leave of Absence

St. Louis – November 6, 2023 – BellRing Brands, Inc. (NYSE:BRBR) (“BellRing”), a holding company operating in the global convenient nutrition category, today announced that its Executive Chairman, Robert V. Vitale, will be taking an unexpected medical leave of absence, which was also announced by Post Holdings, Inc. At this time, it is too soon to know the course of treatment and timing of recovery.
On behalf of the management team and board of directors of BellRing, “Our thoughts and best wishes are with Rob and his family as he recovers.”
About BellRing Brands, Inc.
BellRing Brands, Inc. is a rapidly growing leader in the global convenient nutrition category offering ready-to-drink shake and powder protein products. Its primary brands, Premier Protein® and Dymatize®, appeal to a broad range of consumers and are distributed across a diverse network of channels including club, food, drug, mass, eCommerce, specialty and convenience. BellRing’s commitment to consumers is to strive to make highly effective products that deliver best-in-class nutritionals and superior taste. For more information, visit www.bellring.com.
Contact:
Investor Relations
Jennifer Meyer
jennifer.meyer@bellringbrands.com
(415) 814-9388